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                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR INFORMATION CONTACT:

Vince Anido, ISTA Pharmaceuticals       Ken Lewis, Burns McClellan (Media)
949/788-5311                            212/213-0006
vanido@istavision.com                   klewis@ny.burnsmc.com
J.C. MacRae, ISTA Pharmaceuticals       Stephanie Diaz, Burns McClellan (Investors)
949/788-5302                            415/352-6262
jcmacrae@istavision.com                 sdiaz@sf.burnsmc.com


                    ISTA PHARMACEUTICALS TO ACQUIRE RIGHTS TO
                    THREE LATE-STAGE OPHTHALMOLOGY PRODUCTS

IRVINE, CA. -- MAY 6, 2002 -- ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), today announced it has entered into a definitive agreement with AcSentient, Inc. pursuant to which ISTA will acquire certain rights to three late development stage, patented ophthalmology compounds. Under terms of the deal, ISTA will acquire substantially all of the assets of AcSentient, including certain U.S. and worldwide marketing rights and assume payment and other obligations and responsibility for final development of two of the compounds.

The assets include U.S. product rights to bromfenac, a topical non-steroidal anti-inflammatory compound for the treatment of ocular inflammations and U.S. marketing rights for a new formulation of timolol, a beta-blocking agent for treating glaucoma. ISTA will also have world wide marketing rights for Caprogel(TM) (aminocaproic acid), a novel compound for the treatment of hyphema, or bleeding into the front of the eye. AcSentient previously acquired rights to these compounds from Senju Pharmaceutical Co., Ltd (Japan) and the Eastern Virginia School of Medicine.

"This acquisition is very important to ISTA and represents the first step in our stated mission to become a fully-integrated specialty pharmaceutical company. It also helps fortify the company's position as a leading developer in the field of ophthalmology," said ISTA's President and Chief Executive Officer, Vicente Anido, Jr., Ph.D.

These new product candidates complement ISTA's existing pipeline and our lead compound Vitrase(R), for the treatment of vitreous hemorrhage. Pivotal Phase III trials for Vitrase were recently completed and the company is currently in the process of submitting the related New Drug Application (NDA). "We hope to bring these newly acquired products, as well as Vitrase, to the market in the near future," Dr. Anido added.

Bromfenac was launched in Japan by Senju in 2000 and its rapid sales growth is principally due to its superior potency as well as its twice-daily dosing regimen as compared to the requirement of four doses-per-day for most other anti-inflammatory products on the Japanese market. ISTA estimates the current global ophthalmic anti-inflammatory and allergies markets to be approximately $500 million and $630 million per year, respectively.
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Dr. Anido stated that Phase I, Phase II and Phase III clinical trials of bromfenac have already been completed in Japan and that ISTA anticipates submitting an NDA for bromfenac following successful completion of a single Phase III study by ISTA in the United States.

The new formulation of timolol has been developed to be applied topically and once daily. This new formulation has shown in clinical trials comparable efficacy and safety to timolol maleate, the leading beta-blocker, which is required to be applied twice a day. According to published reports, the global pharmaceutical market for the treatment of glaucoma exceeds $1.2 billion per year, and the United States represents approximately 50% of the market. ISTA believes that an NDA submission by Senju for this new formulation of timolol will be based on pre-clinical studies and Phase I and Phase II studies conducted in Japan, combined with data from a multi-center Phase III clinical study recently completed in the United States.

Caprogel is a patented compound for treating hyphema, which typically results from trauma to the eye. Hyphema is estimated to affect approximately 50,000 patients per year in the United States and currently there is no available pharmaceutical agent approved for its treatment. Phase II and Phase III studies of Caprogel have been completed and ISTA believes that one additional Phase III study, to be conducted by ISTA, will be required prior to the anticipated submission of an NDA. Caprogel has received an orphan drug designation for the treatment of hyphema of the eye from FDA, which may result in ISTA receiving a seven-year market exclusivity privilege.

Under the terms of the definitive agreement with AcSentient, ISTA will pay AcSentient $290,000 in cash and issue 100,000 shares of its common stock, which ISTA will register for resale. ISTA also agreed to issue up to an additional 200,000 shares of common stock over time and upon the achievement of certain milestones. ISTA expects to complete the acquisition promptly.

ISTA Pharmaceuticals is focused on saving and improving eyesight by developing proprietary therapeutic products using the unique properties of the enzyme hyaluronidase. ISTA's product candidates and programs address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA's goal is to become a fully integrated specialty pharmaceutical company by acquiring complementary products, either already marketed or in development.

This press release contains "forward looking statements" regarding the timing of the consummation of the acquisition, the Company's goal of bringing the newly acquired compounds and Vitrase to market in the near future, the Company's plans and expectations as to what will be required with respect to clinical studies and preparation and submission of NDAs for bromfenac and Caprogel, and expectations for the submission of an NDA for the new formulation of timolol. These statements are based on current expectations of future events and, as such, involve risks and uncertainties that
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may cause results to differ materially from those set forth in such statements.
These risks and uncertainties include the FDA requiring the Company to conduct additional clinical trials with respect to bromfenac or Caprogel or Senju to conduct additional clinical trials with respect to timolol prior to filing an NDA; the ability of the Company to raise additional capital in order to conduct necessary clinical trials; the possibility that the results of any clinical trials the Company conducts for bromfenac or Caprogel may not support regulatory approval of an NDA. Also, the potential benefit of, and the success the Company hopes to have with respect to, bromfenac for the treatment of ocular inflammation, timolol for the treatment of glaucoma and Caprogel for the treatment of hyphema of the eye depends on whether or not bromfenac, timolol or Caprogel receive FDA approval and the nature of that approval. Further information on the risks and factors that could affect ISTA's business, financial condition, and results of operations are contained in the company's public disclosure filings with the U.S. Securities and Exchange Commission
(SEC), including the Company's annual report on Form 10-K for the year ended December 31, 2001 which are available at www.sec.gov.

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